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                                                                    EXHIBIT 12.1

BancorpSouth, Inc.
Calculation of ratio of earnings to fixed charges
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                                               Six Months Ended
EXCLUDING INTEREST ON DEPOSITS                     June 30                    Years Ended December 31
                                              ------------------   ----------------------------------------------------
                                                1997      1996       1996       1995       1994       1993       1992
Earnings:                                     --------   -------   --------   --------   --------   --------   --------
Pretax income                                 $ 35,518   $31,404   $ 64,883   $ 51,254   $ 43,560   $ 39,722   $ 31,922
Fixed charges                                    2,504     3,982      7,912      7,413      5,865      4,070      4,687
                                              --------   -------   --------   --------   --------   --------   --------
  Total                                       $ 38,022   $35,386   $ 72,795   $ 58,667   $ 49,425   $ 43,792   $ 36,609


Fixed charges:
Interest, fed funds                           $    839   $ 1,046   $  1,954   $  2,084   $  1,338   $    982   $    999
Interest, other                                  1,665     2,852      5,805      5,208      4,421      2,982      3,582
Amortization of debt expense                        --        84        153        121        106        106        106
                                              --------   -------   --------   --------   --------   --------   --------
  Total                                       $  2,504   $ 3,982   $  7,912   $  7,413   $  5,865   $  4,070   $  4,687

Ratio of earnings to fixed charges
   excluding interest on deposits                15.18      8.89       9.20       7.91       8.43      10.76       7.81
                                              --------   -------   --------   --------   --------   --------   --------

                                               Six Months Ended
INCLUDING INTEREST ON DEPOSITS                    June 30                     Years Ended December 31
                                              ------------------   ----------------------------------------------------
                                                  1997      1996       1996       1995       1994       1993       1992
Earnings:                                     ------------------   ----------------------------------------------------
Pretax income                                 $ 35,518   $31,404   $ 64,883   $ 51,254   $ 43,560   $ 39,722   $ 31,922
Fixed charges                                   69,249    61,567    126,658    114,578     85,135     78,821     92,249
                                              --------   -------   --------   --------   --------   --------   --------
  Total                                       $104,767   $92,971   $191,541   $165,832   $128,695   $118,543   $124,171


Fixed charges:
Interest on deposits                          $ 66,745   $57,585   $118,746   $107,165   $ 79,270   $ 74,751   $ 87,562
Interest, fed funds                                839     1,046      1,954      2,084      1,338        982        999
Interest, other                                  1,665     2,852      5,805      5,208      4,421      2,982      3,582
Amortization of debt expense                        --        84        153        121        106        106        106
                                              --------   -------   --------   --------   --------   --------   --------
  Total                                       $ 69,249   $61,567   $126,658   $114,578   $ 85,135   $ 78,821   $ 92,249

Ratio of earnings to fixed charges
   including interest on deposits                 1.51      1.51       1.51       1.45       1.51       1.50       1.35
                                              --------   -------   --------   --------   --------   --------   --------
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